                CAPITAL RE CORPORATION AND SUBSIDIARIES
      Exhibit 11 Statement Re: Computation of Per Share Earnings
                             (Unaudited)
            (Dollars in thousands except per share amounts)



                              Three Months Ended    Nine Months Ended
                                 September 30,        September 30,
                              ------------------    ----------------
                              1997       1996       1997        1996
                              ------------------    ----------------

Earnings per common share
(Primary and Fully Diluted)
Average shares outstanding
during the period             15,877     15,798     15,867    15,589


Net Income                    18,256     13,956     51,501    40,007
Earnings per common share      $1.15      $0.88      $3.25     $2.57
                              ======     ======     ======    ======


Notes: The per share data for 1997 and 1996 does not include the net effect of dilutive stock options, since the dilution from the earnings per share amount is less than 3%.